Exhibit 10.2

EXECUTION VERSION

CREDIT AGREEMENT

This Agreement is entered into as of December 18, 2017, by and among Comerica Bank (“Bank”), Stratos Management Systems, Inc., a Delaware corporation (“Borrower”), and Stratos Management Systems Holdings, LLC, a Delaware limited liability company (“Parent”).

In consideration of all present and future loans and credit from time to time made available by Bank to or in favor of Borrower, and in consideration of all present and future Indebtedness (as herein defined) of Borrower to Bank, each of Parent and Borrower represents, warrants, covenants and agrees as follows:

SECTION 1 DEFINITIONS.

(a)	Defined Terms. As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Adjusted EBITDA” shall mean, with respect to any Person and for any specified period, the total of the following of such Person and its Subsidiaries for such period (in each case determined in accordance with GAAP on a consolidated basis and without duplication): (a) Net Income for such period, plus (b) to the extent taken into account in determining Net Income, and (for the same period in each case: (i) cash taxes paid; (ii) interest expense whether paid or accrued; (iii) depreciation and amortization; (iv) management fees paid and subject to the Management Fee Subordination Agreement; (v) any extraordinary, non-cash or non-recurring charges or expenses approved in writing by Bank (and excluding the related tax effects); (vi) other non-cash charges or expenses reducing Net Income as approved by Bank from time to time in advance for adding back to Net Income, and non-cash compensation expense in respect of stock option and other equity compensation plans; and (vii) non-capitalized transaction fees and expenses in connection with the transactions contemplated by this Agreement or otherwise allowed pursuant to this Agreement, including transaction fees in the amount of $285,428 paid in fiscal year 2017 relating to Borrower’s prior loan with Synovus Bank.

“Advance Formula” shall have the respective meaning ascribed to such term in the Advance Formula Agreement (if any).

“Advance Formula Agreement” shall mean an Advance Formula Agreement (if any) executed and delivered by Borrower and its Domestic Subsidiaries unto Bank, as the same may be amended, restated, substituted and/or replaced from time to time.

“Affiliate” or “Affiliates” shall mean, when used with respect to any Person, any other Person which, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Receivables” shall mean, as of any time of determination, any amounts (whether in respect of loans or advances, accounts receivable, notes receivable or otherwise) owing to Borrower or another Loan Party from any of its/their Subsidiaries or Affiliates (other than Affiliates which are Guarantors of all Indebtedness) at such time.

“Agreement” shall mean this Credit Agreement, as the same may be amended from time to time.

“Authorized Officer” shall mean the chief executive officer, the president or the chief financial officer, or in his/her absence, another responsible senior officer, of Borrower or any other Loan Party, or the general partner of, or the partner or one of the partners required to bind, Borrower or any other Loan Party, as applicable.

“CPA” shall mean independent certified public accountants of recognized standing selected by Borrower or another Loan Party, as applicable, and reasonably acceptable to Bank.

“Capital Expenditure” shall mean any expenditure by a Person for (a) an asset which will be used subsequent to the time period in which the expenditure is made and which asset is properly classified in relevant financial statements of such Person as equipment, real property, a fixed asset or a similar type of capitalized asset in accordance with GAAP, or (b) an asset relating to or acquired in connection with an acquired business, and (c) any and all acquisition costs related to (a) or (b) above.

“Collateral” shall mean all property, assets and rights in which a Lien or other encumbrance in favor of or for the benefit of Bank is or has been granted or arises or has arisen, or may hereafter be granted or arise, under or in connection with any Loan Document, or otherwise, to secure the payment or performance of any portion of the Indebtedness.

“Compliance Certificate” shall mean a Compliance Certificate in such form and detail as may be required by or otherwise satisfactory to Bank, certified by an Authorized Officer of Borrower, certifying that, as of the date thereof, no Default or Event of Default shall have occurred and be continuing or exist, or if any Default or Event of Default shall have occurred and be continuing or exist, specifying, in detail, the nature and period of existence thereof and any action taken or proposed to be taken by any Loan Party in respect thereof, and also certifying as to whether the Borrower is in compliance with any financial covenant(s) contained in this Agreement and as more particularly described in said Compliance Certificate (which Compliance Certificate shall set forth, in reasonable detail, the calculations and the resultant ratios or financial tests of the Borrower as determined thereunder).

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“Consolidated” or “consolidated” shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more persons of the amounts signified by such term for all such persons determined on a consolidated basis in accordance with GAAP. Unless otherwise specified herein, references to “consolidated” financial statements or data of Borrower includes consolidation with its Subsidiaries in accordance with GAAP.

“Current Maturities of Long Term Debt” shall mean, in respect of any applicable Person(s) and as of any applicable date of determination thereof, that portion of the Long Term Debt of such Person(s) that should be classified as a current liability at such time in accordance with GAAP, including, without limitation, that portion of capital lease obligations of such Person(s) that would be so classified at such time.

“Debt” shall mean, as of any applicable date of determination, the total liabilities of a Person at such time, as determined in accordance with GAAP. In the case of Borrower, the term “Debt” shall include, without limitation, the Indebtedness.

“Default” shall mean any condition or event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

“Distributions” shall mean, in respect of any applicable Person(s), dividends on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any Equity Interest of such Person(s) or of any warrants, options or other rights to acquire the same.

“Domestic Subsidiary” shall mean any Subsidiary of the Borrower incorporated or organized under the laws of the United States of America, or any state or other political subdivision thereof or which is considered to be a “disregarded entity” for United States federal income tax purposes and which is not a “controlled foreign corporation” as defined under Section 957 of the Internal Revenue Code, in each case provided such Subsidiary is owned by the Borrower or a Domestic Subsidiary of the Borrower, and “Domestic Subsidiaries” shall mean any or all of them.

“Eligible Account” and/or “Eligible Inventory” shall have the respective meanings ascribed to such terms in the Advance Formula Agreement (if any).

“Environmental Laws” shall mean all laws, statutes, codes, ordinances, rules, regulations, orders, decrees and directives issued by any federal, state, local, foreign or other governmental or quasi-governmental authority or body (or any agency, instrumentality or political subdivision thereof) relating to the environment or pertaining to Hazardous Materials; any so-called “superfund” or “superlien” law pertaining to Hazardous Materials on or about any Property at any time owned, leased or otherwise used by Borrower or any of its Subsidiaries (if applicable), or any portion thereof, including, without limitation, those relating to soil, surface, subsurface groundwater conditions and the condition of the ambient air; and any other federal, state, foreign or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any Hazardous Material, as now or at any time hereafter in effect.

“Equity Interest” shall mean, with respect to any Person, (i) all of the shares of capital stock of (or other ownership or profit interests in) such Person, (ii) all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, (iii) all of the securities convertible into or exchangeable for shares of capital stock (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and (iv) all of the other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code.

“Event of Default” shall mean the occurrence or existence of any of the conditions or events set forth in Section 6 of this Agreement.

“Fixed Charge Coverage Ratio” shall mean, in respect to Borrower, as determined in accordance with GAAP on a consolidated basis, and as of any applicable date of determination thereof and without duplication, the ratio of (a) Adjusted EBITDA, minus (for the same period in each case) the sum of (i) Capital Expenditures (but excluding Capital Expenditures for items of property purchased for and dedicated for the performance of specific contracts approved by Bank for one or more customers of any Loan Party, including those set forth on the schedule of Permitted Capital Expenditures), (ii) Distributions permitted hereunder (other than Distributions from a Subsidiary of Borrower to Borrower) to the extent not been reflected in Adjusted EBITDA, and (iii) cash taxes paid to the extent any tax expense has not been reflected in Adjusted EBITDA of Borrower to (b) the sum of Current Maturities of Long Term Debt, plus interest expense paid.

“Foreign Subsidiary” shall mean any Subsidiary of Borrower other than a Domestic Subsidiary.

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“Funded Debt” shall mean, with respect to any Person as of any date of determination, the sum of the following of such Person and its Subsidiaries: (a) all obligations for borrowed money; (b) all obligations upon which interest charges are customarily paid or accrued; (c) all obligations evidenced by bonds, notes or similar instruments; (d) all obligations under conditional sale or other title retention agreements relating to property purchased by such Person; (e) all obligations issued or assumed as the deferred and unpaid purchase price of property or services (excluding (x) trade accounts payable incurred in the ordinary course of business that are not past due and which are classified as short term liabilities in accordance with GAAP and (y) amounts due from customers that are pledged or assigned to a third-party in exchange for property or services provided, directly or indirectly to such third-party as a purchase price for such property or services); (f) all obligations of others secured by (or having an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (g) all guarantee obligations by such Person of Funded Debt of others; (h) all capital lease obligations; and (i) all obligations as an account party in respect of letters of credit or similar facilities and bankers’ acceptances.

“GAAP” shall mean generally accepted accounting principles consistently applied.

“Guarantor” or “Guarantors” shall mean, as the context dictates, any Person(s) (other than Borrower) who shall, at any time, guarantee or otherwise be or become obligated for the repayment of all or any part of the Indebtedness.

“Hazardous Materials” shall mean all of the following: any asbestos, petroleum, petroleum by-products, flammable explosives, radioactive materials, and any hazardous or toxic materials, as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 et seq.), or in any other Environmental Law.

“Indebtedness” shall mean any and all present and future indebtedness, obligations or liabilities of the Borrower and/or any other Loan Party to the Bank, howsoever arising, evidenced or incurred, whether absolute or contingent, direct or indirect, voluntary or involuntary, liquidated or unliquidated, joint or several, now or hereafter existing or arising, due or to become due, whether known or unknown, and whether originally payable to the Bank or to a third party and subsequently acquired by the Bank, including, without limitation, (a) any and all direct indebtedness of the Borrower and/or any other Loan Party to the Bank, including indebtedness evidenced by any and all promissory notes; (b) any and all indebtedness, obligations or liabilities of the Borrower and/or any other Loan Party to the Bank arising under any guaranty where the Borrower and/or any other Loan Party has guaranteed the payment of indebtedness owing to the Bank from a third party; (c) any and all indebtedness, obligations or liabilities of the Borrower and/or any other Loan Party to the Bank arising from applications or agreements for the issuance of letters of credit; (d) late charges, loan fees or charges and overdraft indebtedness; (e) any agreement to indemnify the Bank for environmental liability or to clean up hazardous waste; (f) any and all indebtedness, obligations or liabilities for which the Borrower and/or any other Loan Party would otherwise be liable to the Bank were it not for the invalidity, irregularity or unenforceability of them by reason of any bankruptcy, insolvency or other law or order of any kind, or for any other reason, including, without limit, liability for interest and attorneys’ fees on, or in connection with, any of the Indebtedness from and after the filing by or against the Borrower and/or any other Loan Party of a bankruptcy petition, whether an involuntary or voluntary bankruptcy case, including, without limitation, all attorneys’ fees and costs incurred in connection with motions for relief from stay, cash collateral motions, nondischargeability motions, preference liability motions, fraudulent conveyance liability motions, fraudulent transfer liability motions and all other motions brought by the Borrower, any other Loan Party, the Bank or third parties in any way relating to the Bank’s rights with respect to Borrower, any other Loan Party or third party and/or affecting any collateral securing any obligation owed to Bank by the Borrower, any other Loan Party or any third party, probate proceedings, on appeal or otherwise; (g) any and all amendments, modifications, restatements, renewals and/or extensions of any of the above, including, without limit, amendments, modifications, restatements, renewals and/or extensions which are evidenced by new or additional instruments, documents or agreements; (h) all costs incurred by Bank in establishing, determining, continuing, or defending the validity or priority of its security interest, or in pursuing its rights and remedies under this Agreement, the other Loan Documents or under any other agreement between Bank and the Borrower and/or any other Loan Party or in connection with any proceeding involving Bank as a result of any financial accommodation to Borrower and/or any other Loan Party; and (i) all costs of collecting Indebtedness, including, without limit, attorneys’ fees and costs.

“Ingram Micro Debt” shall mean the Debt owed by Parent, Borrower and Borrower’s Subsidiaries to Ingram Micro Inc., as the seller of parts inventory, pursuant to the following documents: (a) distributor and vendor sales and similar agreements and related invoices, purchase orders, applications and documents; (b) Security Agreement dated as of December 13, 2012, by and among Ingram Micro Inc. and First Byte Computers, Inc.; (c) Security Agreement dated as of December 13, 2012, by and between Ingram Micro Inc. and Computex, Inc.; (d) Security Agreement dated as of December 12, 2012, by and between Ingram Micro Inc. and Borrower; and (e) Security Agreement dated as of September 22, 2003, by and between Ingram Micro Inc. and eNET solutions, LLC, pursuant to which such Loan Parties have granted a security interest in all inventory and accounts receivable of such Loan Parties, specifically including, but not limited to, all inventory that Ingram Micro Inc. has, or in the future may, sell or otherwise transferred to such Loan Party or as to which Ingram Micro Inc. has, or in the future may, finance all or a portion of its purchase price.

“Ingram Micro Subordination Agreement” shall mean that certain Intercreditor and Subordination Agreement dated as of the date hereof executed by Ingram Micro Inc., the Loan Parties and Bank, as the same may be amended, restated or modified from time to time.

“Lien” shall mean any mortgage, pledge, encumbrance, security interest, assignment, lien or charge or other interest of any kind upon any property or assets, whether real, personal or mixed, to secure any indebtedness, obligation or liability owed to or claimed by any Person, whether arising under or based upon contract, law or otherwise.

“Loan(s)” shall mean each loan, advance or other extension of credit made by Bank to or otherwise in favor of Borrower.

“Loan Documents” shall mean this Agreement and any and all notes, instruments, documents, guarantees and agreements at any time evidencing, governing, securing or otherwise relating to any Loan(s) and/or any of the Indebtedness.

“Loan Party” shall mean each Borrower, and each Guarantor.

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“Long Term Debt” shall mean, in respect of any applicable Person(s) and as of any applicable date of determination thereof, all Debt of such Person(s) which should be classified as Funded Debt or “long term indebtedness” on a balance sheet of such Person(s) as of such date in accordance with GAAP, including, without limitation, to the extent not otherwise included, capital lease obligations of such Person(s) to the extent classified as long term at such time.

“Management Fee Subordination Agreement” shall mean that certain Subordination Agreement dated as of the date hereof executed by Navigation Capital Partners, Inc., a Delaware corporation, in favor of Bank, as the same may be amended, restated or modified from time to time.

“Material Adverse Effect” shall mean any act, event, condition or circumstance which has had or would have a material and adverse effect on (a) the business, operations, condition (financial or otherwise), performance, assets or liabilities of the Loan Parties taken as a whole, (b) the ability of the Loan Parties taken as a whole to perform their obligations under any Loan Document to which it is a party or by which they are bound, or the enforceability of any of the Indebtedness or any Loan Document or any rights or remedies of Bank thereunder, or (c) any Loan Party’s interest in, or the value, perfection or priority of Bank’s security interest or lien in any Collateral or the ability of Bank to realize on any Collateral.

“Net Income” shall mean, in respect of any applicable Person(s) and for any applicable period of determination, the net income (or loss) of such Person(s) for such period, as determined in accordance with GAAP and on a consolidated basis, but excluding, in any event:

(a) any gains or losses on the sale or other disposition, not in the ordinary course of business, of investments or fixed or capital assets, and any taxes on the excluded gains and any tax deductions or credits on account of any excluded losses; and

(b) in the case of Borrower, net earnings of any Person in which Borrower has an ownership interest, unless such net earnings shall have actually been received by Borrower in the form of cash Distributions.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

“Person” or “person” shall mean any individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated association, joint stock company, government, municipality, political subdivision or agency, or other entity.

“Property” shall mean any real or personal property now or at any time owned, occupied or operated by Parent, Borrower and/or any of Borrower’s Subsidiaries (if applicable).

“Revolving Credit Note” shall mean the Master Revolving Note dated the date hereof in the maximum original principal amount of $15,000,000 made by Borrower payable to the order of Bank, as the same may be amended, renewed, extended, modified, increased or restated from time to time.

“Subordinated Debt” shall mean any Debt of Borrower which has been subordinated to the Indebtedness pursuant to a subordination agreement in form and content satisfactory to Bank.

“Subsidiary” or “Subsidiaries” shall mean as to any particular parent entity, any corporation, partnership, limited liability company or other entity (whether now existing or hereafter organized or acquired) in which more than fifty percent (50%) of the outstanding equity ownership interests having voting rights as of any applicable date of determination, shall be owned directly, or indirectly through one or more Subsidiaries, by such parent entity.

“Tax Distributions” shall mean, in respect of any applicable Person, dividend payments and other Distributions made by such Person to its respective shareholders, members or other Person(s) holding Equity Interests therein, as applicable, in an amount not to exceed the income tax liability, if any, of such shareholders, members or other Person(s) arising or incurred directly as a result of the pass-through of income items to such shareholders, members or other Person(s) as a result of such Person’s status as a Subchapter S corporation under the United States Internal Revenue Code, as amended, or as a limited liability company, as applicable.

“Term Note” shall mean the Term Note dated the date hereof in the maximum original principal amount of $10,000,000 made by Borrower payable to the order of Bank, as the same may be amended, renewed, extended, modified, increased or restated from time to time.

“Total Funded Debt to Adjusted EBITDA Ratio” shall mean, in respect to Borrower, all determined in accordance with GAAP and on a consolidated basis, and as of any applicable date of determination thereof and calculated for the four fiscal quarter period most recently ended, the ratio of (a) the Total Funded Debt of Borrower to (b) Adjusted EBITDA of Borrower.

“Total Senior Funded Debt to Adjusted EBITDA Ratio” shall mean, in respect to Borrower, all determined in accordance with GAAP and on consolidated basis, and as of any applicable date of determination thereof and calculated for the four fiscal quarter period most recently ended, the ratio of (a) the total Funded Debt (excluding Subordinated Debt) of Borrower to (b) Adjusted EBITDA of Borrower.

“Uniform Commercial Code” shall mean: the Texas Business and Commerce Code as amended, supplemented, revised or replaced from time to time.

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(b) Accounting Principles. Unless expressly provided to the contrary, all accounting and financial terms and calculations hereunder or pursuant hereto shall be defined and determined in accordance with GAAP.

(c) Section Headings and References. Section headings and numbers have been set forth herein for convenience only; unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

(d) Construction and Interpretation. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, and the term “including” is not limiting. The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Bank or Borrower, whether under any rule of construction or otherwise; on the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

(e) Attorneys Fees. Any reference in this Agreement or any other Loan Document to “attorneys fees” shall be interpreted to mean reasonable and documented out-of-pocket attorneys fees.

SECTION 2 LOAN DOCUMENTS AND CONDITIONS. Each Loan shall be evidenced by a promissory note or other agreement or evidence of indebtedness acceptable to Bank, in each case, executed and delivered by Borrower unto Bank; and each Loan shall be subject to the terms, covenants and conditions of each such promissory note or other agreement or evidence of indebtedness, together with this Agreement and the other Loan Documents. The funding, disbursement and extension of any Loan to or in favor of Borrower shall be subject to the execution and/or delivery unto Bank of such Loan Documents as Bank may reasonably require, and shall be further subject to the satisfaction of such other conditions and requirements as Bank may from time to time require.

(a) Conditions Precedent to Initial Loans. The obligation of Bank to make the initial Loans under or pursuant to this Agreement on the date hereof shall be subject to the following conditions precedent:

(i)	Each Loan Party shall have executed and delivered to Bank, or caused to have been executed and delivered to Bank, all such instruments, agreements, certificates, opinions, financial statements, appraisals, evidence of title, evidence of insurance, environmental audits, and other information and other documents as Bank shall reasonably require, and all of the foregoing shall be in form and content acceptable to Bank and all instruments and agreements shall be in full force and effect and binding and enforceable obligations of such Loan Party and, to the extent that it is a party thereto or otherwise bound thereby, of each other Person who may be a party thereto or bound thereby including without limitation: (A) evidence of existence, good standing, qualification to conduct business and authority for such Loan Party and signatory on behalf of such Loan Party; (B) all notes, guaranties, security agreements, mortgages, deeds of trust, pledge agreements, assignments, financing statements and other documents requested by Bank to evidence the Indebtedness or to create, protect or perfect Liens upon the Collateral required by Bank as security for the Indebtedness and to accord Bank a perfected security position in the Collateral, subject only to Permitted Encumbrances; (C) a guaranty agreement from each Guarantor required by Bank; and (D) such other documents or agreements of security, assurances of Loan Document validity, legality and enforceability, and appropriate assurances of validity, perfection and priority of Lien as Bank may request, and Bank shall have received proof that appropriate security agreements, financing statements, mortgages, deeds of trust, collateral and other documents covering the Collateral shall have been executed and delivered by the appropriate Persons and recorded or filed in such jurisdictions and such other steps shall have been taken as necessary to perfect and protect, subject only to Permitted Encumbrances, the Liens granted thereby.

(ii)	All actions, proceedings, instruments and documents required to carry out the borrowings and transactions contemplated by this Agreement or any other Loan Document or incidental thereto, and all other related legal matters, shall have been satisfactory to and approved by Bank.

(iii)	Borrower shall pay to Bank all fees and expenses (including, but not limited to reasonable attorney’s fees, recordation costs, if any) incurred or required to be paid in connection with the execution and delivery of this Agreement and the related Loan Documents.

(iv)	Bank shall have received copies of organizational documents of the Loan Parties.

(v)	An audit of Borrower’s accounts, inventory, and any other Collateral required by Bank, in form and content acceptable to Bank, shall have been completed.

(vi)	Borrower shall deliver to Bank pro forma financial statements, aged no more than 60 days from the date of this Agreement, and a Compliance Certificate, demonstrating pro forma compliance with financial covenants specified in Sections 4(k) and 4(l).

(vii)	Bank shall have received background checks on key personnel, which background checks shall be in form and content acceptable to Bank.

(viii)	Borrower shall deliver to Bank a borrowing base report, in form and detail satisfactory to Bank, which report shall demonstrate at least $900,000 of borrowing availability under the Advance Formula after giving effect to the aggregate amount of the initial Loan requested under the Revolving Credit Note, together with supporting documentation thereto (detailing accounts receivable, accounts payable, and Inventory), all dated no earlier than 60 days prior to the date hereof.

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(ix)	Borrower shall deliver to Bank, in form and detail satisfactory to Bank, evidence of accounts receivable insurance for the benefit of the Bank.

(x)	Satisfactory receipt and review of pre-funding accounts receivable and inventory examination.

(xi)	Bank shall have received an upfront commitment fee in the amount of $156,250.

(xii)	Borrower shall deliver to Bank a Compliance Certificate which shall demonstrate on a pro forma basis a Total Senior Funded Debt to Adjusted EBITDA Ratio of less than 3.0 to 1.0 and Total Funded Debt to Adjusted EBITDA Ratio of less than 4.0 to 1.0.

(xiii)	Bank shall have received the Management Fee Subordination Agreement executed by Navigation Capital Partners, Inc. in form and substance satisfactory to Bank, together with copies of all documents evidencing, guarantying, securing or otherwise pertaining to the management fees described therein.

(xiv)	Bank shall have received the Ingram Micro Subordination Agreement executed by Ingram Micro in form and substance satisfactory to Bank, together with copies of all documents evidencing, guarantying, securing or otherwise pertaining to the Ingram Micro Debt.

(xv)	Bank shall have received such other reports or due diligence materials as Bank may request.

(b) Conditions Precedent to All Loans. The obligation of Bank to make any Loan or issue letters of credit under or pursuant to this Agreement and the other Loan Documents (including the initial Loans made on the date hereof) shall be subject to the following conditions precedent:

(i)	Each Loan Party shall have performed and complied with all agreements and conditions contained in the Loan Documents applicable to it and which are then in effect.

(ii)	Each of the representations and warranties of each Loan Party under any Loan Document shall be true and correct in all material respects as if made on each loan disbursement date (except to the extent stated to relate to a specific earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, and except that for purposes of this Section 2(d)(ii), the representations and warranties contained in Section 3(g) shall be deemed to refer to the most recent statements furnished pursuant to Sections 4(a)(i) and 4(a)(ii)).

(iii)	No Default or Event of Default shall have occurred and be continuing; there shall have been no change in the condition (financial or otherwise), properties, business, or operations of any Loan Party since the date of the financial statements most recently delivered to Bank prior to the date of this Agreement that would reasonably be expected to have a Material Adverse Effect; and no provision of law, any order of any governmental authority, or any regulation, rule or interpretation thereof, shall have had any Material Adverse Effect on the validity or enforceability of any Loan Document.

SECTION 3 REPRESENTATIONS AND WARRANTIES. Each Loan Party, for and on behalf of itself and its Subsidiaries, hereby represents and warrants, and such representations and warranties shall be deemed to be continuing representations and warranties during the entire life of this Agreement, and thereafter, so long as any Indebtedness remains unpaid and outstanding:

(a) Authority. It is duly organized, validly existing and in good standing under the laws of the State of its incorporation or organization, as applicable; it is duly qualified and authorized to do business in each jurisdiction where the character of its assets or the nature of its activities makes such qualification necessary, and it has the legal power and authority to own its properties and assets and to carry out its business as now being conducted in each such jurisdiction wherein such qualification is necessary; execution, delivery and performance of this Agreement, and any and all other Loan Documents to which such Loan Party or any of its Domestic Subsidiaries is a party or by which it is otherwise bound, are within such Loan Party’s or such Domestic Subsidiary’s respective powers and authorities, have been duly authorized by all requisite corporate or other necessary or appropriate action, and are not in contravention or violation of law or the terms of such Loan Party’s or such Domestic Subsidiary’s organizational or other governing documents, and do not require the consent or approval of any governmental body, agency or authority.

(b) Enforceability of Agreement and Loan Documents. This Agreement, and any other Loan Documents contemplated hereby, when executed, issued and/or delivered by such Loan Party or any of its Domestic Subsidiaries, or by which such Loan Party or any of its Domestic Subsidiaries is otherwise bound, will be valid and binding and legally enforceable against such Loan Party or such Domestic Subsidiary in accordance with their terms.

(c) Non-Contravention. The execution, delivery and performance of this Agreement, and any other Loan Documents required under or contemplated by this Agreement to which such Loan Party or any of its Domestic Subsidiaries is a party or by which it is otherwise bound, and the issuance of this Agreement and any such other Loan Documents by such Loan Party or such Domestic Subsidiary, and the borrowings and other transactions contemplated hereby and thereby, are not in contravention or violation of the unwaived terms of any indenture, agreement or undertaking to which such Loan Party or such Domestic Subsidiary is a party or by which it or any of its property or assets is bound, and will not result in the creation or imposition of any Lien of any nature whatsoever upon any of the property or assets of such Loan Party or such Domestic Subsidiary, except to or in favor of Bank.

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(d) Litigation or Proceedings. No litigation or other proceeding before any court or administrative agency is pending, or, to the knowledge of Parent or Borrower or any of their officers, is threatened against any Loan Party or any of its Domestic Subsidiaries, the outcome of which would reasonably be expected to result in a Material Adverse Effect.

(e) No Liens. There are no Liens on any Loan Party’s or any of its Domestic Subsidiaries’ Property or assets, except Permitted Encumbrances (as hereinafter defined).

(f) No Defaults. There exists no Default or Event of Default under any of the Indebtedness.

(g) Financial Statements; No Material Adverse Change. The most recent consolidated and consolidating financial statements with respect to Borrower delivered to Bank fairly present the financial condition of Borrower and its Subsidiaries as of the date thereof and for the period(s) covered thereby in accordance with GAAP, and since October 31, 2017, there has been no material adverse change in the condition (financial or otherwise) of Borrower and its Subsidiaries.

(h) Subsidiaries. As of the date of this Agreement, no Loan Party has any Subsidiaries, except those, if any, disclosed on the Schedule of Subsidiaries attached to this Agreement, which Schedule sets forth the name, place of incorporation, and percentage of ownership of each Loan Party in each such Subsidiary.

(i) Regulation U or T; Margin Stock. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit to others for the purpose of purchasing or carrying “margin stock” or “margin securities” within the meanings of Regulation U or Regulation T of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder.

(j) Legal Name. Borrower’s true and correct legal name is that set forth on the signature page to this Agreement. Except as disclosed in writing to Bank on or before the date of this Agreement, Borrower has not conducted business under any name other than that set forth on the signature page to this Agreement.

(k) Solvency. Each Loan Party is solvent and is able to pay its debts (including, without limit, trade debts) as they mature.

(l) Taxes. All taxes, assessments and other similar imposts and charges levied, assessed or imposed upon any Loan Party, any of its Domestic Subsidiaries and/or any of its property or assets have been paid prior to the same becoming delinquent, except to the extent being diligently contested in good faith.

(m) Hazardous Materials. No Loan Party has used Hazardous Materials on, in, under or otherwise affecting any Property now or at any time owned, occupied or operated by such Loan Party or upon which such Loan Party has a place of business in any manner which violates any Environmental Law(s), to the extent that any such violation would result in a Material Adverse Effect. No Loan Party has ever received any notice of any violation of any Environmental Law(s), and to the best of Borrower’s knowledge, there have been no actions commenced or threatened by any party against any Loan Party or any of the Property for non-compliance with any Environmental Law(s), which, in any case, would reasonably be expected to result in a Material Adverse Effect.

(n) Leases. [Intentionally Omitted].

(o) Collateral Documents. Any and all security agreements, mortgages, deeds of trust, pledge agreements, assignments, financing statements and other documents executed and delivered to Bank by a Loan Party to protect or perfect Liens upon the Collateral required by the Loan Documents as security for the Indebtedness and to accord Bank a perfected security position in the Collateral are effective to create in favor of Bank a legal, valid and enforceable first priority Lien (subject to Permitted Encumbrances) on all right, title and interest of the Loan Parties in the Collateral described therein. Except for filings completed prior to the date of this Agreement and as contemplated hereby and by the Loan Documents, no filing or other action will be necessary to perfect or protect such Liens.

(p) Compliance with Laws. (i) Each Loan Party has complied with all material applicable federal, state and local laws, ordinances, codes, rules, regulations, consent decrees and administrative orders, except to the extent that failure to comply therewith would not reasonably be expected to have a Material Adverse Effect; and (ii) neither the extensions of credit made pursuant to this Agreement or the use of the proceeds thereof by the Loan Parties will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or The United and Strengthening America by providing appropriate Tools Required to Intercept and Obstruct Terrorism (“USA Patriot Act”) Act of 2001, Public Law 10756, October 26, 2001 or Executive Order 13224 of September 23, 2001 issued by the President of the United States (66 Fed. Reg. 49049 (2001)).

(q) Accuracy of Information. Neither this Agreement nor any other Loan Document, certificate, information or report furnished or to be furnished by or on behalf of any Loan Party to Bank in connection with any of the transactions contemplated hereby or thereby contains a misstatement of material fact, or omits to state a material fact required to be stated in order to make the statements contained herein or therein, taken as a whole, not misleading in the light of the circumstances under which such statements were made. There is no fact, other than information known to the public generally, known to any Loan Party after reasonable inquiry, that would reasonably be expected to have a Material Adverse Effect that has not expressly been disclosed to Bank in writing.

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SECTION 4 AFFIRMATIVE COVENANTS. So long as Bank shall have any commitment or obligation, if any, to make or extend any Loans to or in favor of Borrower, and/or so long as any Indebtedness remains unpaid and outstanding, each Loan Party covenants and agrees that it shall, and shall cause its Subsidiaries to:

(a) Financial Statements; Reporting Requirements. Provide to Bank, or cause to be provided to Bank, the following, each of which shall be prepared in accordance with GAAP, and shall be in form and detail acceptable to Bank:

(i)	As soon as available, and in any event within 120 days after and as of the end of each fiscal year of Borrower, annual CPA audited consolidating and consolidated financial statements of Borrower for and as of the end of each such fiscal year, containing the balance sheet of Borrower as of the close of each such fiscal year, statements of income and retained earnings and a statement of cash flows of Borrower for each such fiscal year, and such other comments and financial details as are usually included in similar reports or as may be requested by Bank, certified by an Authorized Officer of Borrower.

(ii)	As soon as available, and in any event within 30 days after and as of the end of each calendar month, internally prepared consolidating and consolidated financial statements of Borrower, containing the balance sheet of Borrower as of the end of each such period, statements of income and retained earnings and a statement of cash flows for Borrower for such period and for the portion of the fiscal year of Borrower through the end of the period then ending, and such other comments and financial details as are usually included in similar reports or as may be requested by Bank, certified by an Authorized Officer of Borrower.

(iii)	Simultaneous with the delivery to Bank of the respective financial statements required in Section 4(a)(i) above and, as soon as available, in any event within 30 days after and as of the end of each fiscal quarter, a Compliance Certificate.

(iv)	Within 30 days after and as of the end of each calendar month accounts payable agings of Borrower and its Domestic Subsidiaries as of such time, certified by an Authorized Officer of Borrower.

(v)	Within 30 days after and as of the end of each calendar month accounts receivable agings of Borrower and its Domestic Subsidiaries as of such time, certified by an Authorized Officer of Borrower.

(vi)	Within 30 days after and as of the end of each calendar month inventory reports of Borrower and its Domestic Subsidiaries as of such time, certified by an Authorized Officer of Borrower.

(vii)	Within 30 days after and as of the end of each calendar month borrowing base reports of Borrower as of such time, which borrowing base reports shall include a schedule identifying each Eligible Account at such time, and such other matters and information relating to the Eligible Accounts as Bank may request (in each case, to the extent Eligible Accounts are included under the applicable Advance Formula Agreement), reports as to the amount of Eligible Inventory, including, without limitation, designations as to the types of Eligible Inventory, the additions and subtractions thereto, and such other matters and information relating to the Eligible Inventory as Bank may request (in each case, to the extent Eligible Inventory is included under the applicable Advance Formula Agreement), together with a certificate setting forth Borrower’s calculation of the Advance Formula as of the date of such borrowing base report. In addition, if, pursuant to the terms of this Agreement or any Advance Formula Agreement, Borrower is required to deliver to Bank accounts receivable agings, accounts payable agings or inventory reports (each, a “Reporting Item”) on a date in which Borrower is not required to also deliver a borrowing base report, on the date that Borrower delivers any such Reporting Item to Bank, Borrower shall also deliver to Bank a borrowing base report as of such date. Each borrowing base report so delivered to Bank shall be certified by an Authorized Officer of Borrower.

(b) Unused Commitment Fee. Borrower shall pay to Bank an unused commitment fee in an amount equal to the product of (i) 0.25% per annum, multiplied by (ii) the difference between (A) the maximum face amount of the Revolving Credit Note (as such maximum face amount may be permanently reduced from time to time as provided in the Revolving Credit Note) and (B) the average daily aggregate principal balance of all advances outstanding under the Revolving Credit Note during the calendar quarter then ended. Such fee shall be computed and shall be payable quarterly in arrears as of the end of each of calendar quarter. Bank will invoice Borrower for such fees, which invoice shall be due and payable within 15 days after receipt.

(c) Keeping of Books and Records; Inspections and Audits. Keep proper books of record and account in which full and correct entries shall be made of all of its financial transactions and its assets and businesses so as to permit the presentation of financial statements (including, without limitation, any financial statements required to be delivered to Bank pursuant to this Agreement) prepared in accordance with GAAP; permit Bank, or its representatives, at reasonable times and intervals, and following reasonable notice, to visit all of such Loan Party’s offices and to make inquiries as to such Loan Party’s respective financial matters with its respective directors, officers, employees, and independent certified public accountants; and permit Bank, through Bank’s authorized attorneys, accountants and representatives, to, following reasonable notice, inspect, audit and examine such Loan Party’s books, accounts, records, ledgers and assets and properties of every kind and description, wherever located, at all reasonable times during normal business hours including, without limit, audits of such Loan Party’s accounts receivable, inventory and other Collateral to be conducted not less frequently than annually. Borrower shall reimburse Bank for all reasonable costs and expenses incurred by Bank in connection with such inspections, examinations and audits, and to pay to Bank such fees as Bank may reasonably charge in respect of such inspections, examinations and audits, or as otherwise mutually agreed upon by Borrower and Bank.

(d) Maintain Insurance. Keep its insurable properties (including, without limitation, any Collateral at any time securing all or any part of the Indebtedness) adequately insured and maintain (i) insurance against fire and other risks customarily insured against under an “all-risk” policy and such additional risks customarily insured against by companies engaged in the same or a similar business to that of Borrower and its Subsidiaries, (ii) necessary workers’ compensation insurance, (iii) public liability and product liability insurance, and (iv) such other insurance as may be required by law or as may be reasonably required in writing by Bank, all of which insurance shall be in such amounts, contain such terms, be in such form, be for such purposes, prepaid for such time periods, and written by such companies as may be reasonably satisfactory to Bank. The Borrower shall request that all such policies shall contain a provision whereby they may not be canceled or materially amended except upon 30 days’ prior written notice to Bank. Borrower will promptly deliver to Bank, at Bank’s request, evidence satisfactory to Bank that such insurance has been so procured and, with respect to casualty insurance, made payable to Bank. If Parent, Borrower or any Subsidiary fails to maintain satisfactory insurance as herein provided, Bank shall have the option (but not the obligation) to do so, and Borrower agrees to repay Bank, upon demand, with interest at the highest rate of interest applicable to any of the Indebtedness, all amounts so expended by Bank.

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(e) Pay Taxes. Pay promptly and within the time that they can be paid without late charge, penalty or interest, all taxes, assessments and similar imposts and charges of every kind and nature lawfully levied, assessed or imposed upon each Loan Party and/or its property or assets, except to the extent being diligently contested in good faith and, if requested by Bank, bonded in an amount and manner satisfactory to Bank. If any Loan Party fails to pay such taxes and assessments within the time they can be paid without penalty, late charge or interest, Bank shall have the option (but not the obligation) to do so, and Borrower agrees to repay Bank, upon demand, with interest at the highest rate of interest applicable to any of the Indebtedness, all amounts so expended by Bank.

(f) Maintain Existence. Do or cause to be done all things necessary to preserve and keep in full force and effect each Loan Party’s corporate or other applicable existence, rights and franchises and comply with all applicable laws, ordinances and government rules and regulations to which it is subject; continue to conduct and operate its business substantially as conducted and operated during the present and preceding calendar year; at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property and keep the same in good repair, working order and condition; maintain all permits, licenses, approvals and agreements which it is required to maintain or comply with, where the failure to do so could result in a Material Adverse Effect; maintain each Loan Party’s same place(s) of business, chief executive office or residence, as applicable, as currently exists, and not relocate said address(es) without giving Bank 60 days’ prior written notice of such proposed change, but the giving of such notice shall not cure or remedy any Default or Event of Default caused by such change; and from time to time make, or cause to be made, all needed and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

(g) Environmental Laws. Comply, and cause each of its Subsidiaries (to the extent applicable) to comply, in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required under applicable Environmental Laws, where the failure to do so could result in a Material Adverse Effect; and promptly provide to Bank, immediately upon receipt thereof, copies of any material correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a violation of any Environmental Laws by such Loan Party and/or any of its Subsidiaries, or of any circumstance or condition which requires or may require a financial contribution by such Loan Party and/or any of its Subsidiaries, or a clean-up, removal, remedial action or other response by or on behalf of such Loan Party and/or any of its Subsidiaries under applicable Environmental Law(s), or which seeks damages or civil, criminal, or punitive penalties from such Loan Party and/or any of its Subsidiaries for any violation or alleged violation of any Environmental Law(s) by such Loan Party and/or any of its Subsidiaries. Borrower hereby indemnifies, saves and holds Bank, and any of Bank’s past, present and future officers, directors, shareholders, employees, representatives and consultants, harmless from and against any and all losses, damages, suits, penalties, costs, liabilities and expenses (including, without limitation, reasonable legal expenses and attorneys’ fees) incurred or arising out of any claim, loss or damage of any property, injuries to or death of any persons, contamination of or adverse effects on the environment, or other violation or asserted violation of any applicable Environmental Law(s); provided, however, that the foregoing indemnification shall not be applicable, and Borrower shall not be liable for any such losses, damages, suits, penalties, costs, liabilities or expenses, to the extent (but only to the extent) the same arise or result from any gross negligence or willful misconduct of Bank or any of its agents or employees or their successor and assigns. The provisions of this Section shall survive repayment of the Indebtedness and satisfaction of all obligations of Borrower to Bank and termination of this Agreement.

(h) Maintain Bank Accounts. Maintain all of each Loan Party’s principal bank accounts with Bank and notify Bank immediately in writing of the establishment or existence of any other bank account, deposit account or other account into which money may be deposited (other than with Bank); provided, however, providing any such notice to Bank shall not waive the occurrence or existence of any Default or Event of Default arising or existing as a result of the establishment or existence of any account(s) in violation of this Section; provided, however, that the Loan Parties may maintain bank accounts with financial institutions other thank Bank so long as the accounts are subject to a deposit account control agreement in favor of Bank and reasonably acceptable to Bank.

(i) Copies of Leases. Upon Bank’s request, Debtor will provide to Bank promptly copies of all real property leases where Collateral is located.

(j) ERISA Compliance. At all times meet, and cause each of its Subsidiaries to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect; promptly after each Loan Party knows or has reason to know of the occurrence of any event, which would constitute a reportable event or prohibited transaction under ERISA, or that the PBGC or each Loan Party has instituted or will institute proceedings to terminate an employee pension plan, deliver to Bank a certificate of an Authorized Officer of each Loan Party setting forth details as to such event or proceedings and the action which each Loan Party proposes to take with respect thereto, together with a copy of any notice of such event which may be required to be filed with the PBGC; and upon the request of Bank, furnish to Bank (or cause the plan administrator to furnish Bank) a copy of the annual return (including all schedules and attachments) for each plan covered by ERISA, and filed with the Internal Revenue Service by each Loan Party or any of its Subsidiaries not later than 10 days after such report has been so filed. A Loan Party shall be permitted to voluntarily terminate employee pension or benefit plans, so long as any such voluntary termination is done in accordance with ERISA and does not result in a material liability or obligation to such Loan Party and does not result in a Material Adverse Effect.

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(k) Total Senior Funded Debt to Adjusted EBITDA Ratio. Maintain a Total Senior Funded Debt to Adjusted EBITDA Ratio of Borrower of not more than the following respective amounts during each of the following respective specified periods:

Period	Total Senior Funded Debt to Adjusted EBITDA Ratio
Date hereof through December 30, 2018	3.50 to 1.00
December 31, 2018 through December 30, 2019	3.00 to 1.00
December 31, 2019 and thereafter.	2.50 to 1.00

The Total Senior Funded Debt to Adjusted EBITDA Ratio shall be calculated on a consolidated basis and tested quarterly as of the end of each fiscal quarter of Borrower, commencing with the fiscal quarter ending as of December 31, 2017, and the relevant period of determination shall be the four fiscal quarter period ending as of each such date of calculation.

(l) Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio of not less than 1.25 to 1.00. The Fixed Charge Coverage Ratio shall be calculated on a consolidated basis and tested quarterly as of the end of each fiscal quarter of Borrower, commencing with the fiscal quarter ending as of December 31, 2017, and the relevant period of determination shall be the four fiscal quarter period ending as of each such date of calculation.

(m) Capital Expenditures. Not make or incur consolidated Capital Expenditures in excess of $1,500,000 in aggregate during any fiscal year of the Borrower.

(n) Future Subsidiaries. Within 30 days (or such later date as Bank may reasonably agree) after formation, creation or acquisition thereof, deliver to Bank notice of each Subsidiary of Parent or Borrower formed, created or acquired after the date hereof (which notice shall include the information described in Section 3(h) of this Agreement with respect to such Subsidiary) and (i) if such Subsidiary is a Domestic Subsidiary, (1) at Bank’s discretion, cause such Subsidiary to become a Guarantor and cause such Subsidiary to execute and deliver guaranty agreements or joinder agreements in favor of Bank, which shall be substantially similar to that certain Guaranty (or the joinder attached thereto) executed by certain Loan Parties in favor of Bank as of the date hereof, to guarantee the payment and performance of the Indebtedness, (2) execute and deliver to Bank security agreements, pledge agreements, joinder agreements and such other documents, instruments and agreements, which shall be substantially similar to that certain Security Agreement (or the joinder attached thereto) executed by certain Loan Parties in favor of Bank as of the date hereof, to grant perfected first priority Liens (subject only to Permitted Encumbrances) in such Subsidiary’s tangible and intangible assets, and (3) execute and deliver such further documents, instruments and agreements and take such further action as may be reasonably requested by Bank to carry out the provisions and purposes of the Loan Documents, and in each case, Parent and Borrower shall, or shall cause a Loan Party to, execute and deliver amendments and supplements and take any other actions reasonably requested by Bank to grant to Bank perfected first priority Liens (subject only to Permitted Encumbrances) in all Equity Interests in such Subsidiary; and (ii) if such Subsidiary is a Foreign Subsidiary, Parent and Borrower shall, or shall cause a Loan Party to, execute and deliver amendments and supplements and take any other actions reasonably requested by Bank to grant to Bank perfected first priority Liens (subject only to Permitted Encumbrances) in sixty-five percent (65%) of the Equity Interests in such Foreign Subsidiary.

(o) Further Assurances. Promptly execute and/or deliver, and cause each other Loan Party and Domestic Subsidiary required to be a Loan Party hereunder to execute and/or deliver, (i) to further secure the Indebtedness whenever reasonably requested by Bank, deeds of trust, mortgages, chattel mortgages, security agreements, financing statements, and other Loan Documents in form and substance satisfactory to Bank for the purpose of granting, confirming, and perfecting first priority Liens or security interests (subject only to Permitted Encumbrances) in any real or personal property now owned or hereafter acquired by any Loan Party or Subsidiary required to be a Loan Party hereunder, (ii) such further documents, instruments and agreements and take such further action as may be reasonably requested by Bank to carry out the provisions and purposes of the Loan Documents, and (iii) amendments and supplements and take any other actions reasonably requested by Bank to grant to Bank perfected first priority Liens in all Equity Interests in each Domestic Subsidiary and sixty-five percent (65%) of the Equity Interests in each Foreign Subsidiary.

(p) Leased Locations. For a newly leased location of a Loan Party, promptly furnish or cause to be furnished to Bank executed landlord waivers or subordination agreements executed by the landlord of such location, all to be in form and substance reasonably satisfactory to Bank.

(q) No later than thirty (30) days from the date hereof, Borrower shall deliver to Bank a written landlord waiver or subordination agreement for the benefit of Bank and executed by each landlord for leased premises where Bank collateral may be located, in form and substance satisfactory to Bank, together with copies of all documents evidencing, guarantying, securing or otherwise pertaining to the leases.

SECTION 5 NEGATIVE COVENANTS. So long as Bank shall have any commitment or obligation, if any, to make or extend any Loans to or in favor of Borrower, and/or so long as any Indebtedness remains unpaid and outstanding, each Loan Party covenants and agrees that it shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Bank:

(a) Dividends. Declare or pay any dividends on, or make any other Distribution (whether by reduction of capital or otherwise), except (i) dividends payable solely in capital stock of Borrower, and (ii) so long as no Default or Event of Default shall have occurred and be continuing or exist, or would arise, occur or exist after giving effect thereto, Tax Distributions and (iii) Dividends by any Subsidiary to Borrower.

(b) Redeem Stock. Purchase, redeem, retire or otherwise acquire any of the shares of its capital stock, or make any commitment to do so.

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(c) Liens. Create, incur, assume or suffer to exist any Lien of any kind upon any of its property or assets, whether now owned or hereafter acquired, other than the following (collectively, “Permitted Encumbrances”):

(i)	Liens to or in favor of Bank;

(ii)	Liens for taxes, assessments or other governmental charges incurred in the ordinary course of business and for which no interest, late charge or penalty is attaching or which is being contested in good faith by appropriate proceedings diligently pursued and, if requested by Bank, bonded in an amount and manner reasonably satisfactory to Bank;

(iii)	Liens, not delinquent, created by statute in connection with workers’ compensation, unemployment insurance, social security, old age pensions (subject to the applicable provisions of this Agreement) and similar statutory obligations;

(iv)	Purchase money security interests to secure purchase money indebtedness of Borrower or granted pursuant to a capital lease obligation, in each case, otherwise expressly permitted under this Agreement not to exceed in the aggregate as to principal outstanding at any time amounts permitted under Section 5(d) hereof, so long as such security interests arise or are created substantially contemporaneously with the purchase or acquisition by Borrower of the respective property or assets to which such security interests relate and the incurrence of the respective purchase money indebtedness which such security interests secure, secure only the respective purchase money indebtedness so incurred by Borrower to enable Borrower to so purchase or acquire such property or assets, and no other Debt, and encumber only the respective property or assets so purchased or acquired, and no other property or assets of Borrower;

(v)	Liens in favor of mechanics, materialmen, carriers, warehousemen or other like statutory or common law Liens securing obligations incurred in good faith in the ordinary course of business that are not yet due and payable;

(vi)	Liens securing the Ingram Micro Debt;

(vii)	other Liens (if any) existing as of the date hereof and described in the Schedule of Permitted Liens attached hereto to secure Debt existing and outstanding as of the date hereof, but no other Debt;

(viii)	any Lien in connection with any Capital Expenditure set forth on the Schedule of Permitted Capital Expenditures;

(ix)	extensions, renewals, or replacements of any Lien referred to in paragraphs (i) through (vii) of this Section 5(c); provided, that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby.

(d) Debt. Incur, create, assume or permit to exist any Debt of any kind or nature whatsoever, except (without duplication) for (i) the Indebtedness, (ii) Subordinated Debt, (iii) existing indebtedness (if any) to the extent set forth in the Schedule of Debt attached hereto or in the most recent financial statements of Borrower delivered to Bank prior to the date of this Agreement, (iv) unsecured trade indebtedness, utility indebtedness and non-extraordinary accounts payable incurred and paid in the ordinary course of business, (v) purchase money indebtedness and lease obligations (whether in respect of capitalized leases, operating leases or otherwise, but not leases in respect of real property pursuant to which the Loan Parties are a tenant), not otherwise disclosed in said Schedule of Debt or such most recent financial statements, not to exceed $1,000,000, in aggregate, at any time, (vi) Debt owing solely between or among Loan Parties, (vii) Debt owed by any Foreign Subsidiary to a Loan Party in an aggregate outstanding amount not to exceed $100,000 at any time, (viii) Ingram Micro Debt, (ix) other unsecured Debt not to exceed $100,000, in aggregate, at any time outstanding; (x) any Debt incurred in connection with any Capital Expenditure set forth on the Schedule of Permitted Capital Expenditures and (xi) any Debt incurred to refinance any Debt referred to in this Section 5(d); provided, that the principal amount of the Indebtedness secured thereby is not increased.

(e) Loans and Advances. Make loans, advances or extensions of credit to any Person, except (i) sales on open account in the ordinary course of business, (ii) loans, advances and extensions of credit solely between or among Loan Parties, and (iii) loans, advances and extensions of credit made by any Loan Party to any Foreign Subsidiary not to exceed $100,000 in aggregate outstanding at any time.

(f) Guaranties. Guarantee or otherwise, directly or indirectly, in any way be or become responsible for obligations of any other Person, except (i) guaranties in favor of Bank; and (ii) the endorsement of negotiable instruments in the ordinary course of business for deposit or collection.

(g) Subordinate Indebtedness. Subordinate any indebtedness due to it from any Person to indebtedness of other creditors of such Person.

(h) Asset Dispositions; Dissolution; Mergers; Capital Structure; Business Purpose. (i) Sell, lease (as lessor), transfer or otherwise dispose of any of its properties or assets, except as to the sale of inventory in the ordinary course of business; (ii) change its name, its corporate identity or structure, its form of organization or the state in which it has been formed or organized on less than 60 days prior written notice to Bank; (iii) dissolve or liquidate or consolidate with or merge into any Person other than a Loan Party, or permit any other Person (other than a Loan Party) to merge into it; (iv) enter into any reorganization or recapitalization, or reclassify its capital stock which, in the opinion of Bank, would result in a Material Adverse Effect; (v) enter into any sale-leaseback transaction, which, in the opinion of Bank, would result in a Material Adverse Effect; (vi) permit any levy, attachment or restraint to be made affecting any material portion of such Loan Party’s assets; (vii) make any payment on account of any Subordinated Debt in violation of the provisions of any subordination agreement between Bank and the applicable subordinated debt holder (including without limitation, the Management Fee Subordination Agreement), or otherwise fail to comply with the material terms and conditions set forth in any such subordination agreement; or (viii) make any payment on account of Ingram Micro Debt in violation of the provisions of the Ingram Micro Subordination Agreement or otherwise fail to comply with the material terms and conditions set forth in the Ingram Micro Subordination Agreement.

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(i) Investments. Purchase or hold beneficially any stock or other securities of, or make any investment or acquire any interest whatsoever in, any other Person, except for (i) the common stock of any Subsidiaries owned by Parent or Borrower on the date of this Agreement, as more particularly described in the Schedule of Subsidiaries attached hereto, (ii) certificates of deposit or time deposits with Bank or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000, (iii) direct obligations of the United States of America, or any agency thereof, maturing within one year from the date of acquisition thereof; (iv) commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six months from the date of acquisition thereof; and (vi) investments in mutual funds investing solely in any one or more of the investments described in the immediately preceding clauses (i) through (v) above.

(j) Apply Proceeds to Purchase or Carry Margin Stock. Apply any of the proceeds of any loan, advance or other extension of credit by Bank to or in favor of Borrower, directly or indirectly to the purchase or carrying of any “margin stock” or “margin securities” within the meanings of Regulation U or Regulation T of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder; or extend credit to others directly or indirectly for the purpose of purchasing or carrying any such margin stock or margin securities.

(k) Pension Plans; PBGC. Allow any fact, condition or event to occur or exist with respect to any employee pension or profit sharing plan established or maintained by it which might constitute grounds for termination of any such plan or for the court appointment of a trustee to administer any such plan; or permit any such plan to be the subject of termination proceedings (whether voluntary or involuntary) from which termination proceedings there may result in a liability of such Loan Party to the PBGC which, in the opinion of Bank, will result in a Material Adverse Effect.

(l) Subsidiaries. Except to the extent such Subsidiary becomes a Loan Party in accordance with Section 4(n), form, create or acquire any Subsidiary.

(m) Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or assets or the rendering of any service, with any Affiliate, other than (i) transactions between or among Loan Parties that are otherwise permitted under this Agreement, (ii) such transactions that are otherwise permitted (or not restricted) under this Agreement, are in the ordinary course of its business and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate and (iii) payment of management fees so long as such management fees are subject to and permitted under the Management Fee Subordination Agreement.

(n) Negative Pledge. Create, incur, assume or suffer to exist any contract, agreement or understanding (other than this Agreement, the Loan Documents or a Permitted Encumbrance) that in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of Bank to secure the Indebtedness, or restricts any Subsidiary from paying dividends or making any other Distributions in respect of its Equity Interests to Parent, Borrower or any other Loan Party.

(o) Equity Issuances. Permit any Subsidiary of Parent to issue any additional Equity Interests unless concurrently with such issuance such Equity Interests are pledged by the holder thereof to Bank to secure the Indebtedness.

(p) Certain Amendments and Modifications. No Loan Party will waive, supplement, modify or amend any of its certificate of formation, by-laws, operating, limited liability company or partnership agreement or other organizational documents, in each case to the extent any such waiver, supplement, modification or amendment would be adverse to Bank in any material respect (and provided that Borrower promptly furnishes to Bank a copy of such waiver, supplement, modification or amendment).

SECTION 6 EVENTS OF DEFAULT. An “Event of Default” shall be deemed to have occurred or exist under this Agreement upon the occurrence and/or existence of any of the following conditions or events:

(a) Borrower and/or any other Loan Party shall fail to pay the principal of or interest on (or shall otherwise fail to pay any other amount owing by Borrower and/or such Loan Party to Bank for a period greater than (5) Business Days), when due, whether under any of the Indebtedness or otherwise, and such default in payment shall continue unremedied or uncured beyond any applicable period of grace provided with respect thereto, if any, in the relevant Loan Document(s);

(b) any representation, warranty, certification or statement made or deemed to have been made by Borrower and/or any other Loan Party herein, or in any certificate, financial statement or other document or agreement delivered by or on behalf of Borrower and/or any such Loan Party in connection with the Indebtedness or any of the Loan Documents shall prove to be untrue or incomplete in any material respect;

(c) Borrower shall fail to observe or perform any condition, covenant or agreement set forth in Sections 4(c), (d), (e), (f), (other than with respect to maintenance of existence), (g), (i), (j), (o), and (p) of this Agreement, such failure continues for a period of 30 days after the earlier of written notice from Bank to Borrower or the date upon which Borrower knew, or should have known, of the occurrence or existence of such failure;

Credit Agreement (Stratos Management Systems, Inc.) – Page 12

(d) Borrower and/or any other Loan Party shall fail to observe or perform any condition, covenant or agreement of Borrower and/or any such Loan Party set forth in any other Loan Document (other than as provided in subparagraphs (a) and (c) above) or any other agreement between any such Person(s) and Bank, and such default shall remain unremedied or uncured beyond any applicable period of grace or cure, if any, provided with respect thereto in the relevant Loan Document(s) or other agreement;

(e) if the Borrower (x) terminates an executive team member or (y) otherwise makes an executive team change and, in each case, does not notify Comerica of such termination or change, as the case may be, within 90 days of the event, and does not disclose to Comerica the identity of the replacement, if any, within a reasonable time of any such persons hiring.

(f) if, during such time as any management fees are owing under the terms and provisions of the Management Fee Agreement, (i) any party (other than Bank) terminates, rescinds, revokes or violates the terms of the Management Fee Subordination Agreement, or (ii) any Loan Party (other than Borrower) dies or terminates, rescinds, revokes or violates the terms of any guaranty, pledge, collateral assignment, subordination agreement or other document, instrument or agreement entered into by such Loan Party in favor of Bank, including, without limitation, any document evidencing the pledge by such Loan Party of property that is subject to a Lien which secures all or any part of the Indebtedness;

(g) Borrower and/or any other Loan Party shall (i) fail to pay when due any of its Debt (other than to Bank), in principal amount exceeding $250,000, or shall fail to observe or perform any term, condition, covenant or agreement of Borrower and/or any such Loan Party set forth in any document, instrument or agreement evidencing, securing or relating to such Debt, and such failure shall remain unremedied or uncured beyond any applicable period of grace or cure, if any, provided with respect thereto so as to permit the holder(s) of such Debt to accelerate the maturity or payment of such Debt, or (ii) or shall fail to observe or perform any term, condition, covenant or agreement of Borrower and/or any such Loan Party set forth in any material agreement, contract, indenture, instrument or undertaking to which Borrower and/or any such Loan Party is a party with any one or more third parties (other than Bank) or by which it may be otherwise bound, and such failure could result in the acceleration of the maturity or payment of Borrower’s indebtedness to others, whether under any such agreement, contract, indenture, instrument or undertaking or otherwise, or which failure could result in a Material Adverse Effect;

(h) if Borrower and/or any other Loan Party (i) become(s) the subject of a voluntary or involuntary proceeding in bankruptcy, or a reorganization, arrangement or creditor composition proceeding, (ii) cease(s) doing business as a going concern, (iii) is enjoined restrained or in any way prevented by court order or other legal or administrative action or proceedings from continuing to conduct all or any material part of its business affairs, (iv) is the subject of a dissolution, merger or consolidation, or (v) has any of its property or assets attached, seized, subject to a writ or distress warrant, or come into the possession of any trustee, receiver, controller, custodian, assignee for the benefit of creditors or any other person or entity having powers or duties like or similar to the powers and duties of trustee, receiver, controller, custodian or assignee for the benefit of creditors and the same would reasonably be expected to have a Material Adverse Effect, and, in each case, the same are not released, discharged or bonded against within 30 days thereafter;

(i) if any reportable event, which the Bank determines constitutes grounds for the termination of any deferred compensation plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer any such plan, shall have occurred and be continuing 30 days after written notice of such determination shall have been given to Borrower by Bank, or any such plan shall be terminated within the meaning of Title IV of ERISA, or a trustee shall be appointed by the appropriate United States District Court to administer any such plan, or the PBGC shall institute proceedings to terminate any plan;

(j) if (i) there shall be rendered against Borrower and/or any other Loan Party one or more judgments for the payment of money in excess of Two Hundred Fifty Thousand_Dollars ($250,000.00), in aggregate, which has or have become non-appealable and shall remain undischarged, unsatisfied by insurance and unstayed for more than thirty (30) consecutive days; or (ii) a levy, lien, writ of attachment or garnishment against any of the property or assets of Borrower and/or any other Loan Party shall be issued and levied in any action(s) claiming an amount in excess of Two Hundred Fifty Thousand_Dollars ($250,000.00), in aggregate, and not released or appealed and bonded in an amount and manner satisfactory to Bank within 30 days after such issuance and levy;

(k) the occurrence or existence of any “Default” or “Event of Default”, as the case may be, set forth in any other Loan Document; and;

(l) the occurrence or existence of any default or event of default, as the case may be, set forth in any document, agreement or instrument evidencing or related to the Ingram Micro Debt that would have a Material Adverse Effect.

Notwithstanding anything herein to the contrary, in the event that the Borrower fails to comply with the requirements of any financial covenant set forth in Sections 4(k) or (I), until the tenth Business Day after delivery of the related Compliance Certificate, with the prior consent of Bank, Parent shall have the right to issue equity securities for cash or otherwise receive cash contributions to the capital of Parent, and, in each case, to contribute any such cash to the capital of the Borrower, and apply the amount of the proceeds thereof to increase EBITDA with respect to such applicable time period being tested thereunder; provided that such proceeds are actually received by the Borrower no later than ten Business days after the date on which financial statements are required to be delivered with respect to such time period tested thereunder. If, after giving effect to the foregoing pro forma adjustment, the Borrower is in compliance with the financial covenants set forth in Sections 4(k) or (I), the Borrower shall be deemed to have satisfied the requirements of such Sections as of the relevant date of determination with the same effect as though there had been no failure to comply on such date, and the applicable breach or default of such Sections 4(k) or (I) that had occurred shall be deemed cured for purposes of this Agreement.

Credit Agreement (Stratos Management Systems, Inc.) – Page 13

SECTION 7 REMEDIES. Upon the occurrence and at any time during the continuance or existence of any Event of Default, Bank may, with or without notice to Borrower or any other Loan Party, declare all outstanding Indebtedness to be due and payable, whereupon all such Indebtedness then outstanding shall immediately become due and payable, without further notice or demand, and any commitment or obligation, if any, on the part of Bank to make or extend Loans shall immediately terminate. Further, upon the occurrence or at any time during the continuance or existence of any Event of Default hereunder, Bank may collect, deal with and dispose of all or any part of any Collateral in any manner permitted or authorized by the Uniform Commercial Code or other applicable law (including public or private sale), and after deducting expenses (including, without limitation, reasonable attorneys’ fees and expenses), Bank may apply the proceeds thereof in part or full payment of any of the Indebtedness, whether due or not, in any manner or order Bank elects. In addition to the foregoing, upon the occurrence and at any time during the continuance or existence of any Event of Default hereunder, Bank may exercise any and all rights and remedies available to it as a result thereof, whether under this Agreement or other Loan Documents, at law (including, without limit, the Uniform Commercial Code), or otherwise. Notwithstanding anything to the contrary set forth in any other Loan Document, Bank shall not be obligated to make or extend any Loans or advances to any Borrower(s) during the existence of any Default or Event of Default.

SECTION 8 DEMAND BASIS LOANS. Borrower hereby acknowledges and agrees that in the event that any of the Indebtedness shall at any time be on a demand basis, Borrower’s compliance with the terms and conditions set forth herein, and the absence of any Event of Default hereunder, shall not, in any way whatsoever, limit, restrict or otherwise affect or impair Bank’s right or ability to make demand for payment of any or all of such Indebtedness which may be on a demand basis at any such time, in Bank’s sole and absolute discretion, with or without reason or cause, and the existence of any Event of Default hereunder shall not be the sole reason or basis for enabling Bank to make demand for payment of all or any part of such Indebtedness.

SECTION 9 WAIVERS OF DEFAULTS; NO FORBEARANCE. No Event of Default shall be waived by Bank except in writing and a waiver of any Event of Default shall not be a waiver of any other default or of the same default on a future occasion. No forbearance on the part of the Bank in enforcing any of its rights or remedies under this Agreement or any other Loan Document, nor any renewal, extension or rearrangement of any payment or covenant to be made or performed by Borrower or any other Loan Party hereunder or any such other Loan Document, shall constitute a waiver of any of the terms of this Agreement or such Loan Document or of any such right or remedy. No single or partial exercise of any right, power or privilege hereunder, or any delay in the exercise hereof, shall preclude other or further exercise of the rights of the parties under this Agreement and/or the other Loan Documents.

SECTION 10 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of TEXAS.

SECTION 11 SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that neither the Parent nor Borrower shall assign or transfer any of its respective rights or obligations hereunder or otherwise in respect of any of the Indebtedness without the prior written consent of Bank.

SECTION 12 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original instrument, and all of which shall constitute a single agreement. The signature of a party to any counterpart shall be sufficient to legally bind such party. Bank may remove the signature pages from one or more counterparts and attach them to any other counterpart for the purpose of having a single document containing the signatures of all parties. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, emailed portable document format (“pdf”), or tagged image file format (“tiff”) or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of an original executed counterpart of this Agreement. Any party sending an executed counterpart of a signature page to this Agreement by facsimile, pdf, tiff or any other electronic means shall also send the original thereof to Bank within five (5) days thereafter, but failure to do so shall not affect the validity, enforceability, or binding effect of this Agreement.

SECTION 13 NOTICES. Unless otherwise provided in this Agreement, all notices and other communications by any party to the other party(ies) relating to this Agreement shall be in writing and shall be given by personal delivery, by United States mail, postage prepaid, by reputable overnight courier or by facsimile, and addressed or delivered to the respective party(ies) at the addresses stated below, or to such other addresses as such party(ies) may from time to time specify to the other(s) in writing. Requests for information made to Borrower by Bank from time to time hereunder may be made orally or in writing, at Bank’s discretion.

Parent and Borrower Address:

Stratos Management Systems, Inc.

Stratos Management Systems Holdings, LLC

5355 W. Sam Houston Parkway North, Suite 390

Houston, Texas 77041

Facsimile No.:_______________________________

Attention: Frank Vitagliano

Bank Address:

Comerica Bank

8850 Boedecker, 4th Floor

Dallas, Texas 75225

Facsimile No.: (214) 890-5186

Attention: Julie M. Brandenburg

Credit Agreement (Stratos Management Systems, Inc.) – Page 14

SECTION 14 COSTS AND EXPENSES. Borrower shall pay or reimburse Bank for (a) all costs, expenses, fees and charges paid or incurred by Bank (including, without limitation, Bank’s attorneys’ fees and costs and/or fees, and transfer charges) in connection with the preparation, closing and consummation of this Agreement and/or the other Loan Documents and/or the Loans or transactions contemplated hereby or thereby, or in connection with the administration or enforcement of this Agreement or any of the other Loan Document, and (b) all stamp and other taxes and duties (except for taxes on the overall net income of Bank imposed by the jurisdiction in which Bank’s principal executive office is located) payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or duties. In addition, Borrower shall immediately and without demand reimburse Bank for all sums expended by Bank in connection with any action brought by Bank in respect of any Default or Event of Default or to enforce any provision of this Agreement or the other Loan Documents and/or to exercise or enforce any rights or remedies of Bank. Borrower authorizes and approves all advances and payments by Bank for items described in this Section as Indebtedness secured by the Collateral.

SECTION 15 INDEMNIFICATION AND HOLD HARMLESS. WITHOUT LIMITING ANY OTHER PROVISIONS OF THIS AGREEMENT, BORROWER AGREES TO INDEMNIFY AND HOLD BANK HARMLESS FROM AND AGAINST ALL LOSSES, COSTS, DAMAGES, LIABILITIES AND EXPENSES, INCLUDING, WITHOUT LIMITATION, OUTSIDE ATTORNEYS’ FEES AND DISBURSEMENTS, INCURRED BY BANK IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY LOANS OR TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR BY REASON OF ANY DEFAULT OR EVENT OF DEFAULT, OR ENFORCING THE OBLIGATIONS OF BORROWER OR ANY LOAN PARTY UNDER THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AS APPLICABLE, OR IN EXERCISING ANY RIGHTS OR REMEDIES OF BANK OR IN THE PROSECUTION OR DEFENSE OF ANY ACTION OR PROCEEDING CONCERNING ANY MATTER GROWING OUT OF OR CONNECTED WITH THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT BE APPLICABLE, AND THE BORROWER SHALL NOT BE LIABLE FOR ANY SUCH LOSSES, COSTS, DAMAGES, LIABILITIES OR EXPENSES, TO THE EXTENT (BUT ONLY TO THE EXTENT) THE SAME ARISE OR RESULT FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF BANK OR ANY OF ITS AGENTS OR EMPLOYEES. THE PROVISIONS OF THIS SECTION SHALL SURVIVE REPAYMENT OF THE INDEBTEDNESS AND SATISFACTION OF ALL OBLIGATIONS OF BORROWER TO BANK AND TERMINATION OF THIS AGREEMENT.

SECTION 16 AMENDMENTS AND WAIVERS. All amendments to or waivers or terminations of this Agreement or the other Loan Documents must be in writing. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are hereby superseded and merged into this Agreement and the Loan Documents. Time is of the essence for the performance of all obligations set forth in this Agreement. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision. Each of Parent and Borrower acknowledges that Bank may provide information regarding Parent, Borrower, the other Loan Parties and the Loans to Bank’s parent, Subsidiaries, Affiliates and service providers.

SECTION 17 REINSTATEMENT; SEVERABILITY. Bank’s rights under this Agreement and the other Loan Documents shall be reinstated and revived, and the enforceability of this Agreement and the other Loan Documents shall continue, with respect to any amount at any time paid on account of the Indebtedness which thereafter shall be required to be restored or returned by Bank, all as though such amount had not been paid. The rights of Bank created or granted herein and the enforceability of this Agreement and the other Loan Documents at all times shall remain effective to cover the full amount of all the Indebtedness even though the Indebtedness, including any part thereof or any other security or guaranty therefor, may be or hereafter may become invalid or otherwise unenforceable as against Borrower.

SECTION 18 WAIVER OF JURY TRIAL. PARENT, BORROWER AND BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVE ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE INDEBTEDNESS.

SECTION 19 ORAL AGREEMENTS INEFFECTIVE. THIS WRITTEN LOAN AGREEMENT (AS DEFINED BY SECTION 26.02 OF THE TEXAS BUSINESS AND COMMERCE CODE) REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Remainder of Page Intentionally Left Blank. Signature Pages Follow.]

Credit Agreement (Stratos Management Systems, Inc.) – Page 15

This Agreement is effective as of the day and year first set forth above.

BORROWER:

STRATOS MANAGEMENT SYSTEMS, INC.

By:	/s/ John Schilsky
John Schilsky
Chief Financial Officer

PARENT:

STRATOS MANAGEMENT SYSTEMS HOLDINGS, LLC

By:	/s/ John Schilsky
John Schilsky
Chief Financial Officer

Credit Agreement (Stratos Management Systems, Inc.) – Signature Page

COMERICA BANK

By:	/s/ Corey Bailey
Corey Bailey
Senior Vice President

Credit Agreement (Stratos Management Systems, Inc.) – Signature Page